Exhibit 10.10.1
Execution Copy
December 31, 2009
Redgate Media Group
Redgate Media AD Co., Ltd.

and
Cheng Chen ()
Yu Zhang ()
Qingping Wang ()

SHARES ISSUANCE AGREEMENT

Shares Issuance Agreement
THIS SHARES ISSUANCE AGREEMENT (this “Agreement”) is made on December 31, 2009
Among
Redgate Media Group (“Company”), a company incorporated under the laws of Cayman Islands with its registered office at Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands, British West Indies;
and
Redgate Media AD Co., Ltd. () (“Redgate ()”), a company incorporated under the laws of the PRC with its registered office at 8/F CITIC Building B, 19 Jianguomenwai Street , Chaoyang District, Beijing, the PRC;
and
Cheng Chen (in Chinese “”), a citizen of the PRC, whose PRC identity card number is 440681197806260819;
Yu Zhang (in Chinese “”), a citizen of the PRC, whose PRC identity card number is 654126197702234115;
Qingping Wang (in Chinese “”), a citizen of the PRC, whose PRC identity card number is 342401450415004; (Cheng Chen, Yu Zhang and Qingping Wang are collectively referred to as the “Allottees” and individually as an “Allottee”);
The Company, Redgate () and the Allottees are collectively referred to as the “Parties” and individually as a “Party”.
Recitals:

Shares Issuance Agreement
A.	The Company has agreed to allot and issue or procure the allotment and issuance of the Issued Shares (as defined hereinafter) and effect the Cash Payment (as defined hereinafter) to the Allottees in consideration of the procurement of transfer of 100% of equity interest in Winclick (as defined hereinafter), and the giving of confidentiality undertaking and Non-Competition Undertaking (as defined hereinafter) by the Allottees to the Company as set out herein;

B.	The obligations of the Company to allot and issue or procure the allotment and issuance of the Issued Shares and effect the Cash Payment are subject to satisfaction or waiver of the conditions precedent hereunder.
Therefore, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the Parties hereto agree as follows:
ARTICLE 1 DEFINITIONS
Section 1.1 Specific Definitions
As used in this Agreement, the following terms shall have the meanings set forth or referenced below:
“Affiliate” means with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such person. For purposes of the foregoing, with respect to any person, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through ownership of voting securities or by contract, management rights or otherwise.
“Business Day” means any day other than a Saturday, a Sunday or a day in which banks in either the PRC or Hong Kong are closed for business.
“Cash Payment” means any cash payment to be made by the Company to the Allottees pursuant to Article 2 of this Agreement, being the Tranche A Cash Payment, the Tranche B Cash Payment and/or the Tranche C Cash Payment.
“Completion” means the Tranche A Completion, the Tranche B Completion or the Tranche C Completion, as the case may be.

Shares Issuance Agreement
“Completion Date” means the Tranche A Completion Date, the Tranche B Completion Date or the Tranche C Completion Date, as the case may be.
“Confidential Information” means all confidential, non-public or proprietary information belonging to a Party regardless of how the information is stored or delivered, exchanged between the Parties before, on or after the date of this Agreement relating to the business, technology or other affairs of the Party who provides such information, but excludes information which:
(a)	is in or becomes part of the public domain other than through a breach of this Agreement or an obligation of confidence imposed on the Party to whom the information belongs;

(b)	the recipient can prove such information was already known to it at the time of disclosure by the Party to whom the information belongs (unless such knowledge arose from disclosure of information in breach of an obligation of confidentiality); or

(c)	the recipient acquires from a source other than the Party to whom the information belongs, where such source is entitled to disclose the same to the recipient.
“Equity Transfer Agreement” means the equity transfer agreement in relation to the transfer of 100% of equity interest in Winclick entered into by and among Redgate , Winclick and the Allottees on the date hereof.
“Hong Kong” means the Hong Kong Special Administrative Region.
“IPO” means an initial public offering of the shares of Listco on an internationally recognized stock exchange.
“Issued Shares” means the common shares of Listco to be issued or procured to be issued by Listco to the Allottees pursuant to this Agreement, namely the Tranche B Shares and/or the Tranche C Shares.
“Listco” means the Company whose common shares are listed pursuant to an IPO (or any wholly-owned subsidiary of the Company, which is also the holding company of

Shares Issuance Agreement
Winclick, whose common shares are listed pursuant to an IPO should the IPO of the common shares of such subsidiary of the Company occur prior to the IPO of the common shares of the Company).
“Material Adverse Effect” means any (a) event, occurrence, fact, condition, change or development that has had or reasonably would be expected to have a material adverse effect on the business, operations, results of operations, financial or other condition, assets or liabilities of the Company and its subsidiaries, taken as a whole, but excluding any of the foregoing resulting from general economic conditions or from conditions that generally affect the industry of the Company or any of its subsidiaries other than changes that have a materially disproportionate effect on the Company or any of its subsidiaries, or (b) material impairment of the ability of the Company or any of its subsidiaries to perform their respective material obligations hereunder, taken as a whole, or under the Equity Transfer Agreement, as applicable.
“Non-Competition Period” means, with respect to Qingping Wang, a period of five (5) years after the execution of this Agreement; with respect to Cheng Chen and Yu Zhang, the term of their respective employment with the Company and for a period of five (5) years immediately after the termination of their respective employment for any reason.
“Non-Competition Undertaking” means the undertakings given by the Allottees to the Company under Section 2.3 of this Agreement.
“Ordinary Course of Business” means the ordinary and usual course of wireless marketing business of Winclick and its Affiliates consistent with its past practice and in accordance with all applicable laws, including without limitation, research, development and service of computer technology, communication technology and online games, advertising, Second Type of Value-added Telecommunication Services (“”) as stipulated in Catalogue of Telecommunication Service Classification (“”).
“PRC” means the People’s Republic of China excluding, for the purpose of this Agreement, Hong Kong, the Macau Special Administrative Region and Taiwan.
“RMB” means Renminbi, the lawful currency of the PRC.

Shares Issuance Agreement
“Share” means an issued share of Listco.
“ICP License” means the value-added telecommunication service operation license ().
“Tranche A Cash Payment” means the cash payment to be made to the Allottees (if any) pursuant to Section 2.2(a) of this Agreement.
“Tranche A Completion” means the completion of the payment of the Tranche A Cash Payment pursuant to Section 2.2(a) of this Agreement.
“Tranche A Completion Date” means seven (7) Business Days after the Tranche A CP Completion Date or any other date agreed by the Company and the Allottees in writing.
“Tranche A CP Completion Date” means the date on which all the conditions precedent to the Tranche A Completion set out in Section 2.4 are satisfied.
“Tranche B Cash Payment” means the cash payment to be made to the Allottees (if any) pursuant to Section 2.2(b) of this Agreement.
“Tranche B Completion” means the completion of the issue and allotment of the Tranche B Shares (if any) or the payment of the Tranche B Cash Payment pursuant to Section 2.2(b) of this Agreement.
“Tranche B Completion Date” means seven (7) Business Days after the Tranche B CP Completion Date or any other date agreed by the Company and the Allottees in writing.
“Tranche B CP Completion Date” means the date on which all the conditions precedent to the Tranche B Completion set out in Section 2.5 are satisfied.
“Tranche B Shares” means the Shares to be issued to the Allottees pursuant to Section 2.2(b)(i) of this Agreement.
“Tranche C Cash Payment” means the cash payment to be made to the Allottees (if any) pursuant to Section 2.2(c) of this Agreement.

Shares Issuance Agreement
“Tranche C Completion” means the completion of the issue and allotment of the Tranche C Shares (if any) or the payment of the Tranche C Cash Payment (as the case may be) in accordance with this Agreement.
“Tranche C Completion Date” means seven (7) Business Days after the Tranche C CP Completion Date or any other date agreed by the Company and the Allottees in writing.
“Tranche C CP Completion Date” means the date on which all the conditions precedent to the Tranche C Completion set out in Section 2.6 are satisfied.
“Tranche C Shares” means the Shares to be issued to the Allottees pursuant to Section 2.2(c)(i) of this Agreement.
“USD” means US dollars, the lawful currency of the United States of America.
“US GAAP” means the generally accepted accounting principles established by the Financial Accounting Standards Board of the United States of America, as amended from time to time.
“Winclick” means Guangzhou Winclick Information and Technology Co., Ltd. ( in Chinese), a company incorporated under the laws of the PRC.
“Winclick Equity Transfer Consideration” means the consideration payable to the Allottees by Redgate () in connection with its acquisition of 100% of equity interest in Winclick pursuant to the Equity Transfer Agreement.
“Winclick 2009 Net Profits” means the audited consolidated net profits of Winclick for the year ended 31st December 2009 calculated in accordance with US GAAP with an unqualified audit opinion report, provided that such profits shall be earned in the Ordinary Course of Business of Winclick.
Section 1.2 Other Terms

Shares Issuance Agreement
Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement.
Section 1.3 General Interpretation
Unless the contrary intention appears or otherwise defined, in this Agreement:
(a)	(Articles, Sections, clauses, annexures and schedules) an Article, Section, clause, annexure or schedule means a reference to a clause in or annexure or schedule to this Agreement;

(b)	(variations or replacement) a document (including this Agreement) includes any amendment, variation or replacement of it;

(c)	(reference to statutes) a statute, ordinance, code or other law includes rules, regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(d)	(law) means common law, principles of equity, and statutes;

(e)	(singular includes plural) the singular includes the plural and vice versa;

(f)	(person) the word “person” includes an individual, a firm, a corporation, a partnership, a joint venture, an unincorporated body or association or any government agency;

(g)	(executors, administrators, successors) a particular person includes a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

(h)	(two or more persons) an agreement, representation or warranty in favor of two or more persons is for the benefit of them jointly and each of them individually;

(i)	(jointly and severally) an agreement, representation or warranty by two or more persons binds them jointly and each of them individually;

(j)	(calculation of time) if a period of time dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

Shares Issuance Agreement
(k)	(reference to a day) a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later on any Business Day;

(l)	(reference to a group of persons) a group of persons or things is a reference to any two or more of them jointly and to each of them individually;

(m)	(meaning not limited) the words “include”, “including”, “for example” or “such as” are not used as, nor is it to be interpreted as, a word of limitation and when introducing an example, do not limit the meaning of the words to which the example relates to that example or examples of a similar kind.
Section 1.4 Headings
Headings (including those in brackets at the beginning of paragraphs) are for convenience only and do not affect the interpretation of this Agreement.
ARTICLE 2 Issuance of the Issued Shares
Section 2.1 Issuance of the Issued Shares and Payment of the Cash Payment
As the inducement for the Allottees to enter into this Agreement and in consideration of the entering into of the Equity Transfer Agreement and completion of the transfer of 100% equity interest in Winclick by the Allottees to Redgate () as contemplated therein, the provision of management services by the Allottees to Winclick, and the giving of confidentiality undertaking and Non-Competition Undertaking by the Allottees to the Company as set out herein, the Company agrees to allot and issue or procure the allotment and issuance of the Issued Shares or make the Cash Payment to the Allottees (as the case may be) on the terms and conditions of this Agreement on each respective Completion Date.
Section 2.2 Determination of Consideration
For the avoidance of doubt, the foreign exchange rate between RMB and USD on each respective Completion Date shall be applied in the calculation of each Cash Payment or Issued Shares.
The Allottees shall be entitled to receive the following considerations, allocated among the Allottees based on their shareholding proportion in Winclick,

Shares Issuance Agreement
(a)	the following amount of Tranche A Cash Payment on Tranche A Completion Date.
YA =	RMB 34,000,000 – C – Winclick Equity Transfer Consideration

Where:

YA =	the amount of Tranche A Cash Payment

C =	audit fees for the auditing of the consolidated financial statements of Winclick for the financial years 2007, 2008, 2009 prepared pursant to US GAAP (Audit fees shall be agreed by the Company and Allottees according to the quotation of a big four international accounting firm, but in no event more than RMB 1,000,000.)
(b)	(i)	if an IPO is completed before the Tranche B Completion Date, the following number of Tranche B Shares and amount of Tranche B Cash Payment on the Tranche B Completion Date:

Tranche B Shares	Tranche B Cash Payment
25% x XB	75% x XB x BB
Where:

XB =	A x D x 40%	or	XB =	USD 8,000
	BB			BB
(XB shall be the larger number determined by the above formula)

A =	the audited consolidated net profits of Winclick for the year ending 31st December 2010 calculated in accordance with US GAAP with an unqualified audit opinion report, provided that such profits shall be earned in the Ordinary Course of Business of Winclick (“Winclick 2010 Net Profits”)

BB =	the average of the closing price per Share for the ten (10) trading days immediately prior to the issuance of Tranche B Shares

Shares Issuance Agreement
D =	7 (subject to the adjustment set forth in Section 2.7)
(iii)	if an IPO fails to complete before the Tranche B Completion Date, the larger of following amount of Tranche B Cash Payment on the Tranche B Completion Date:
YB =	A x D x 40% or YB = USD 8,000

Where:

YB =	the amount of Tranche B Cash Payment

A =	Winclick 2010 Net Profits

D =	7 (subject to the adjustment set forth in Section 2.7)
(c)	(i)	if an IPO is completed before the Tranche C Completion Date, the following number of Tranche C Shares and amount of Tranche C Cash Payment on the Tranche C Completion Date:

Tranche C Shares	Tranche C Cash Payment
25% x XC	75% x XC x BC
Where:

XC =	A x D x 20%	or	XC =	USD 8,000
	BC			BC
(XC shall be the larger number determined by the above formula)

A =	the audited consolidated net profits of Winclick for the year ending 31st December 2011 calculated in accordance with US GAAP with an unqualified audit opinion report, provided that such profits shall be earned in the Ordinary Course of Business of Winclick (“Winclick 2011 Net Profits”)

BC =	the average of the closing price per Share for the ten (10)

Shares Issuance Agreement
trading days immediately prior to the issuance of Tranche C Shares

D =	7 (subject to the adjustment set forth in Section 2.7)
(ii)	if an IPO fails to complete before the Tranche C Completion Date, the larger of the following amount of Tranche C Cash Payment on the Tranche C Completion Date:
YC =	A x D x 20% or YC = USD 8,000

Where:

YC =	the amount of the Tranche C Cash Payment

A =	Winclick 2011 Net Profits

D =	7 (subject to the adjustment set forth in Section 2.7)
Section 2.3 Consideration for the Issued Shares
(a)	In consideration for the Company’s issuance and allotment or procuring the issuance and allotment of the Issued Shares or making the Cash Payment, each Allottee undertakes that he/she shall not, at any time after the execution of this Agreement and within his/her respective Non-Competition Period, without the prior written consent of the Company, directly or indirectly engage in, or have any equity interest in, provide any services, consulting or otherwise, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any business of Winclick, the Company or their Affiliates.

(b)	Each Allottee shall not, at any time within his/her respective Non-Competition Period, solicit or accept if offered to him/her, with or without solicitation, on his/her own behalf or on behalf of any other person, the services of any person who is an employee of the Company or its Affiliates or who was an employee of the Company or its Affiliates at any time during the 12-month period preceding such solicitation activity or acceptance, nor solicit any of the employees of

Shares Issuance Agreement
Winclick, the Company or their Affiliates to terminate service with Winclick, the Company or such Affiliates.

(c)	In the event the terms of this Section 2.3 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. For the avoidance of doubt, the Allottees hereby acknowledge and confirm that the Non-Competition Undertakings in this Section 2.3 are made as the consideration under this Agreement and the Equity Transfer Agreement and irrelevant to the employment of the Allottees in Winclick.
Section 2.4 Conditions Precedent to the Tranche A Completion
The Company’s obligation to make the Tranche A Cash Payment at the Tranche A Completion is subject to the fulfilment of the following conditions:
(a)	(Shareholders’ Approval) if required by the organizational documents of the Company, the shareholders of the Company shall have duly approved or consented to the Tranche A Cash Payment, provided that such approval shall not be unreasonable withheld and the decision regarding the issuance or denial of such approval shall be made within twenty (20) Business Days after the submission by the Allottees of proof indicating that all the conditions precedent to the Tranche A Completion (except for this Section 2.4(a) and Section 2.4 (b)) have been fulfilled, provided further, that the denial of such approval shall constitute a breach of this Agreement if the denial was made without proving the failure of at least one condition precedent to the Tranche A Completion (except for this Section 2.4(a) and Section 2.4 (b)).

(b)	(Board Approval) the board of directors of the Company shall have duly approved the Tranche A Cash Payment, provided that such approval shall not be unreasonable withheld and the decision regarding the issuance or denial of such approval shall be made within twenty (20) Business Days after the submission by the Allottees of proof indicating that all the conditions precedent to the Tranche A Completion (except for this Section 2.4(b) and Section 2.4 (a)) have

Shares Issuance Agreement
been fulfilled, provided further, that the denial of such approval shall constitute a breach of this Agreement if the denial was made without proving the failure of at least one condition precedent to the Tranche A Completion (except for this Section 2.4(b) and Section 2.4 (a)).

(c)	(Completion of Equity Transfer) the equity transfer under the Equity Transfer Agreement shall have been closed, pursuant to the terms of conditions set forth in the Equity Transfer Agreement.

(d)	(Representations and Warranties True and Correct) all of the representations and warranties of the Allottees under Section 6.1 of this Agreement and the representations and warranties of the Allottees under Article 3 and Schedule 2 of the Equity Transfer Agreement are true, correct and complete as of the Tranche A CP Completion Date.

(e)	(Performance) each Allottee shall have performed and complied in all material respects with all agreements, obligations and covenants as required by this Agreement and the Equity Transfer Agreement that are required to be performed or complied with by him/her on or before the Tranche A CP Completion Date.

(f)	(No Breach) none of the Allottees has breached any terms and conditions of this Agreement or the Equity Transfer Agreement.

(g)	(Continuous Employment of the Allottees) each Allottee (except for Qingping Wang) shall have remained an officer or employee of Winclick providing management services to Winclick up to the Tranche A CP Completion Date. provided however, this condition shall not be applicable in the event that any of the Allottees (except for Qingping Wang), being an officer or employee of Winclick, is dismissed or removed by Winclick in accordance with Section 6.3 (i) of the Equity Transfer Agreement due to the failure of achieving the Winclick 2009 Net Profits Target.

(h)	(Continuous Validity of the ICP License) all the ICP Licenses of Winclick and its Affiliates shall have remained in continuous validity up to the Tranche A CP Completion Date.
Section 2.5 Conditions Precedent to the Tranche B Completion

Shares Issuance Agreement
The Company’s obligation to issue or procure the issue of the Tranche B Shares or to make the Tranche B Cash Payment (as the case may be) at the Tranche B Completion is subject to the fulfilment of the following conditions:
(a) (Audit on Winclick for Year 2010) the financial statements of Winclick for year 2010 shall have been audited in accordance with the US GAAP by an accounting firm designated by the Company and an unqualified annual audit report shall have been issued within the first six (6) calendar months of year 2011. If such annual audit report fails to be issued within the above six (6)-calendar month period without default of the Allottees, the Company and the Allottees may negotiate to (i) jointly designate an additional period for the auditor to proceed and finish the audit; or (ii) jointly designate another auditor to carry out the audit. If such annual audit report fails to be issued within the above six (6)-calendar month period due to the default of the Allottees, the Company shall have the right to designate an additional period for the auditor to proceed and finish the audit.
(b) (Shareholders’ Approval) if required by any stock exchange rules and/or the charter documents of the Company, the shareholders of the Company shall have duly approved or consented to the issue of the Tranche B Shares or the Tranche B Cash Payment (as the case may be), provided that such approval shall not be unreasonable withheld and the decision regarding the issuance or denial of such approval shall be made within twenty (20) Business Days after the submission by the Allottees of proof indicating that all the conditions precedent to the Tranche B Completion (except for this Section 2.5(b) and Section 2.5 (c)) have been fulfilled, provided further, that the denial of such approval shall constitute a breach of this Agreement if the denial was made without proving the failure of at least one condition precedent to the Tranche B Completion (except for this Section 2.5(b) and Section 2.5 (c)).
(c) (Board Approval) the board of directors of the Company shall have duly approved the issue of the Tranche B Shares or the Tranche B Cash Payment (as the case may be), provided that such approval shall not be unreasonable withheld and the decision regarding the issuance or denial of such approval shall be made within twenty (20) Business Days after the submission by the Allottees of proof indicating that all the conditions precedent to the Tranche B Completion (except for this Section 2.5(c) and Section 2.5 (b)) have been fulfilled, provided further, that the denial of such approval shall constitute a breach of this Agreement if the denial was made without proving the failure of at least one condition precedent to the Tranche B Completion (except for this Section 2.5(c) and Section 2.5 (b)).

Shares Issuance Agreement
(d) (Approvals and Consents) in case Listco shall issue the Tranche B Shares, and if required by any applicable laws, the Listco and each Allottee shall have obtained all approvals, consents and qualifications necessary to complete the transactions contemplated hereby relating to the purchase of Tranche B Shares (including without limitation all necessary PRC governmental approvals (including without limitation the approvals required by relevant regulations promulgated by the State Administration for Foreign Exchange with respect to overseas investments by PRC individuals or entities) and provided all such official approval documents to Listco.
(e) (Representations and Warranties True and Correct) all of the representations and warranties of the Allottees under Section 6.1 of this Agreement and the representations and warranties of the Allottees under Article 3 and Schedule 2 of the Equity Transfer Agreement are true, correct and complete as of the Tranche B CP Completion Date.
(f) (Performance) each Allottee shall have performed and complied in all material respects with all agreements, obligations and covenants as required by this Agreement that are required to be performed or complied with by him/her on or before the Tranche B CP Completion Date.
(g) (Occurrence of Tranche A Completion) the Tranche A Completion shall have taken place in accordance with this Agreement.
(h) (No Breach) none of the Allottees has breached any terms and conditions of this Agreement or the Equity Transfer Agreement.
(i) (Continuous Employment of the Allottees) each Allottee (except for Qingping Wang) shall have remained an officer or employee of Winclick providing management services to Winclick up to the Tranche B CP Completion Date, provided however, this condition shall not be applicable in the event that any of the Allottees (except for Qingping Wang), being an officer or employee of Winclick, is dismissed or removed by Winclick in accordance with Section 6.3 (i) of the Equity Transfer Agreement due to the failure of achieving the Winclick 2009 or 2010 Net Profits Target.
(j) (Continuous Validity of the ICP License) all the ICP Licenses of Winclick and its Affiliates shall have remained in continuous validity up to the Tranche B CP Completion Date.

Shares Issuance Agreement
Section 2.6 Conditions Precedent to the Tranche C Completion
The Company’s obligation to issue or procure the issue of the Tranche C Shares or to make the Tranche C Cash Payment (as the case may be) at the Tranche C Completion is subject to the fulfilment of the following conditions:
(a) (Audit on Winclick for Year 2011) the financial statements of Winclick for year 2011 shall have been audited in accordance with the US GAAP by an accounting firm designated by the Company and an unqualified annual audit report shall have been issued within the first six (6) calendar months of year 2012. If such annual audit report fails to be issued within the above six (6)-calendar month period without default of the Allottees, the Company and the Allottees may negotiate to (i) jointly designate an additional period for the auditor to proceed and finish the audit; or (ii) jointly designate another auditor to carry out the audit. If such annual audit report fails to be issued within the above six (6)-calendar month period due to the default of the Allottees, the Company shall have the right to designate an additional period for the auditor to proceed and finish the audit.
(b) (Shareholders’ Approval) if required by any stock exchange rules and/or the charter documents of the Company, the shareholders of the Company shall have duly approved or consented to the issue of the Tranche C Shares or the Tranche C Cash Payment, provided that such approval shall not be unreasonable withheld and the decision regarding the issuance or denial of such approval shall be made within twenty (20) Business Days after the submission by the Allottees of proof indicating that all the conditions precedent to the Tranche C Completion (except for this Section 2.6(b) and Section 2.6 (c)) have been fulfilled, provided further, that the denial of such approval shall constitute a breach of this Agreement if the denial was made without proving the failure of at least one condition precedent to the Tranche C Completion (except for this Section 2.6(b) and Section 2.6 (c)).
(c) (Board Approval) the board of directors of the Company shall have duly approved the issue of the Tranche C Shares or the Tranche C Cash Payment (as the case may be), provided that such approval shall not be unreasonable withheld and the decision regarding the issuance or denial of such approval shall be made within twenty (20) Business Days after the submission of application by the Allottees of proof indicating that all the conditions precedent to the Tranche C Completion (except for this Section 2.6(c) and Section 2.6 (b)) have been fulfilled, provided further, that the denial of such approval shall constitute a breach of this Agreement if

Shares Issuance Agreement
the denial was made without proving the failure of at least one condition precedent to the Tranche C Completion (except for this Section 2.6(c) and Section 2.6 (b)).
(d) (Approvals and Consents) in case Listco shall issue the Tranche C Shares, and if required by any applicable laws, the Listco and each Allottee shall have obtained all approvals, consents and qualifications necessary to complete the transactions contemplated hereby relating to the purchase of Tranche C Shares (including without limitation all necessary PRC governmental approvals (including without limitation the approvals required by relevant regulations promulgated by the State Administration for Foreign Exchange with respect to overseas investments by PRC individuals or entities) and provided all such official approval documents to Listco.
(e) (Representations and Warranties True and Correct) all of the representations and warranties of the Allottee under Section 6.1 of this Agreement and the representations and warranties of the Allottee under Article 3 and Schedule 2 of the Equity Transfer Agreement are true and correct as of the Tranche C CP Completion Date.
(f) (Performance) each Allottee shall have performed and complied in all material respects with all agreements, obligations and covenants as required by this Agreement that are required to be performed or complied with by him/her on or before the Tranche C CP Completion Date.
(g) (Occurrence of Tranche B Completion) the Tranche B Completion shall have taken place in accordance with this Agreement.
(h) (No Breach) none of the Allottees has breached any terms and conditions of this Agreement or the Equity Transfer Agreement.
(i) (Continuous Employment of the Allottees) each Allottee (except for Qingping Wang) shall have remained an officer or employee of Winclick providing management services to Winclick up to the Tranche C CP Completion Date, provided however, this condition shall not be applicable in the event that any of the Allottees (except for Qingping Wang), being an officer or employee of Winclick, is dismissed or removed by Winclick in accordance with Section 6.3 (i) of the Equity Transfer Agreement due to the failure of achieving the Winclick 2009, 2010 or 2011 Net Profits Target.

Shares Issuance Agreement
(j) (Continuous Validity of the ICP License) all the ICP Licenses of Winclick and its Affiliates shall have remained in continuous validity up to the Tranche C CP Completion Date.
Section 2.7 Adjustment of Consideration
(a)	For the calculation of XB and YB, the “D” referred to in the relevant formulas under Section 2.2 shall be subject to the following adjustment:
(i)	if Winclick 2010 Net Profits / Winclick 2009 Net Profits - 1 ≥ 30%, “D” shall be 8;

(ii)	if Winclick 2010 Net Profits / Winclick 2009 Net Profits - 1 ≥ 50%, “D” shall be 9;

provided however, the above adjustment under (i) and (ii) shall not be applied in case that any of the Winclick 2009 Net Profits Target or Winclick 2010 Net Profits Target (as set forth in Appendix I attached hereto) has not been achieved;

(iii)	if (80% x Winclick 2010 Net Profits Target) ≤ Winclick 2010 Net Profits < Winclick 2010 Net Profits Target, “D” shall be to 6;

(iv)	if (50% x Winclick 2010 Net Profits Target) ≤ Winclick 2010 Net Profits < (80% x Winclick 2010 Net Profits Target), “D” shall be 4.8;

(v)	if 0 ≤ Winclick 2010 Net Profits < (50% x Winclick 2010 Net Profits Target), “D” shall be 3.
(b)	For the calculation of XC and YC, the “D” referred to in the relevant formulas under Section 2.2 shall be subject to the following adjustment:

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(i)	if Winclick 2011 Net Profits / Winclick 2010 Net Profits - 1 ≥ 30%, “D” shall be 8;

(ii)	if Winclick 2011 Net Profits / Winclick 2010 Net Profits - 1 ≥ 50%, “D” shall be 9;

provided however, the above adjustment under (i) and (ii) shall not be applied in case that any of the Winclick 2009 Net Profits Target, Winclick 2010 Net Profits Target or Winclick 2011 Net Profits Target (as set forth in Appendix I attached hereto) has not been achieved;

(iii)	if (80% x Winclick 2011 Net Profits Target) ≤ Winclick 2011 Net Profits < Winclick 2011 Net Profits Target, “D” shall be 6;

(iv)	if (50% x Winclick 2011 Net Profits Target) ≤ Winclick 2011 Net Profits < (80% x Winclick 2011 Net Profits Target), “D” shall be 4.8;

(v)	if 0 ≤ Winclick 2011 Net Profits < (50% x Winclick 2011 Net Profits Target), “D” shall be 3.
Section 2.8 Additional Consideration to the Allottees
(a)	If (i) all of Winclick 2009 Net Profits Target, Winclick 2010 Net Profits Target and Winclick 2011 Net Profits Target are reached and (ii) Winclick 2010 Net Profits increase by more than 50% over Winclick 2009 Net Profits and Winclick 2011 Net Profits also increase by more than 50% over Winclick 2010 Net Profits, and provided that such profits shall be earned in the Ordinary Course of Business of Winclick and shall be generated by transactions entered into upon an arm-length basis, the Allottees shall be entitled to receive an additional consideration in the amount of Winclick 2011 Net Profits. One-fourth of such additional consideration shall be paid by Shares of the Listco (“Additional Shares”) and the remaining three-fourths shall be paid in cash (“Additional Cash”) on Tranche C Completion Date, provided however, in case that the then

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prevailing PRC laws prohibit or restrict the issuance of Shares of Listco to the Allottees, the Company shall pay such additional consideration to the Allottees in cash. In case of paying Additional Shares, the Company shall take all necessary actions to issue the same to the Allottees within ten (10) Business Days after Tranche C Completion Date, or, if not practicable, such other earliest practicable date, provided however, if any of the above mentioned Shares fails to be issued to the Allottees within one (1) month after the Tranche C Completion Date, the Company shall make the corresponding cash payment to the Allottees within five (5) Business Days after the expiration of the above mentioned one (1) -month period.

(b)	Notwithstanding the forgoing, the Allottees hereby undertake to use all reasonable endeavors to ensure that the Company to reach the Additional Net Profits Target (as set forth in Appendix I attached hereto) for respective fiscal years.
Section 2.9 Reasonable Endeavors
Each Party shall use its reasonable endeavours to procure the fulfilment of the conditions precedent as described under this Article 2, including procuring any third party to take all necessary actions and grant any necessary approvals. The Parties must keep each other informed of any circumstances which may result in any condition precedent under this Article 2 not being satisfied in accordance with the terms hereof.
ARTICLE 3 Completion
Section 3.1 Time and Place of Completion
(a)	Tranche A Completion will take place at 11am on the Tranche A Completion Date at No.5 room, F8, CITIC Building or any other time and place agreed by the Company and the Allottees.

(b)	Tranche B Completion will take place at 11am on the Tranche B Completion Date at No.5 room, F8, CITIC Building or any other time and place agreed by the Company and the Allottees.

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(c)	Tranche C Completion will take place at 11am on the Tranche C Completion Date at No.5 room, F8, CITIC Building or any other time and place agreed by the Company and the Allottees.
Section 3.2 Allottees’ Obligations at Completion
(a)	Unless otherwise waived in writing by the Company, on the Tranche A Completion Date, the Allottees shall deliver to the Company satisfactory evidence required by the Company showing the satisfaction of the conditions to be performed by the Allottees on or before the Tranche A Completion as set forth in Section 2.4 of this Agreement and all items the delivery of which is made an express closing condition under Section 2.4 hereof.

(b)	Unless otherwise waived in writing by the Company, on the Tranche B Completion Date, the Allottees shall deliver to the Company satisfactory evidence required by the Company showing the satisfaction of the conditions to be performed by the Allottees on or before Tranche B Completion as set forth in Section 2.5 of this Agreement and all items the delivery of which is made an express closing condition under Section 2.5 hereof.

(c)	Unless otherwise waived in writing by the Company, on the Tranche C Completion Date, the Allottees shall deliver to the Company satisfactory evidence required by the Company showing the satisfaction of the conditions to be performed by the Allottees on or before Tranche C Completion as set forth in Section 2.6 of this Agreement and all items the delivery of which is made an express closing condition under Section 2.6 hereof.
Section 3.3 Company’s Obligations at Completion
Unless otherwise waived in writing by the Allottees, at each Completion, the Company shall:
(a)	in case of Cash Payment, make 99% of the applicable Cash Payment to the Allottees on the applicable Completion Date by wire transfer of immediately available USD funds to the bank account designated in writing by the Allottees no later than five (5) Business Days prior to such Completion. The payment of the remaining 1% of the applicable Cash Payment (“Withheld Amount”) shall be subject to the additional approval made by at least a simple majority of the members of a committee consisting of five (5) members appointed by the Company (the “Special Committee”), provided that the decision regarding the

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issuance or denial of such additional approval, as well as the payment of respective Withheld Amount (if approved) shall be made within ten (10) Business Days after each Completion Date; or

(b)	in case of the issuance of the Issued Shares, take all necessary actions to issue 99% of the Tranche B Shares or Tranche C Shares (as applicable) to the Allottees within ten (10) Business Days after respective Completion Date, or, if not practicable, such other earliest practicable date, provided however, if any of the above mentioned Issued Share fails to be issued to the Allottees within one (1) month after the applicable Completion Date, the Company shall make the corresponding Cash Payment to the Allottees within five (5) Business Days after the expiration of the above mentioned one (1) -month period. The issuance of 1% of each tranche of Issued Shares (“Withheld Share Amount”) shall be in the form of cash the amount of which shall be determined by multiplying 1% of the number of respective tranche of Issued Shares by the then applicable average of the closing price per Share for the ten (10) trading days immediately prior to the issuance of respective tranche of Issued Shares (the “Effective Listed Price”, namely BB and BC), and such cash payment shall be subject to the additional approval made by at least a simple majority of the members of Special Committee, provided that the decision regarding the issuance or denial of such additional approval, as well as the payment of respective Withheld Share Amount (if approved) shall be made within ten (10) Business Days after each Completion Date.
Section 3.4 No Fractional Shares
For the purpose of this Agreement, the Parties further agree that no fractional Share shall be issued under this Agreement. All Shares issuable upon each Completion shall be aggregated for purposes of determining whether any fractional share would otherwise be issued. In lieu of any fractional shares to which the Allottees would otherwise be entitled, the Listco shall pay cash equal to such fraction multiplied by the then applicable Effective Listed Price.
ARTICLE 4 Special Covenants
Section 4.1 Extension of financial facilities by the Company
The Allottees severally and jointly warrant to the Company that Winclick’s cash flow is self sustainable on the current operation base and Winclick does not require any

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new cash injection from Listco or the Company unless there is new investment plan agreed by both the Allottees and the Company.
At the Company’s sole discretion, the Company may, or may cause its subsidiaries to, extend financial facilities to Winclick as needed to assist it in its development of business.
Section 4.2 Compliance with US GAAP and Information Right of the Company
Winclick will compile its accounting book and financial report in accordance with US GAAP. Winclick and the Allottees have obligation to report to the Company any information requested by the Company.
Winclick should engage, at its costs and expenses, one of big four international accounting firms designated by the Company for annual audit.
Section 4.3 IPO
Each of the Parties agrees that it/he/she will use all reasonable endeavors to assist Listco in its application for an IPO, including providing all information relating to Winclick or himself that is necessary or desirable for the inclusion in the prospectus or the offering documents of Listco for the purpose of the IPO or as may be required to be provided to the relevant stock exchange and governmental agency or authority, signing and executing all necessary undertakings and documents and amending any terms and conditions of this Agreement, as may be required by the applicable rules and regulations or the relevant stock exchange or governmental agency or authority, or as may be required by the sponsors or underwriters of the IPO.
Section 4.4 No Appointment Right in Winclick after Tranche C Completion
The Allottees shall no longer have the right to appoint a director of Winclick as provided in Article 6.1 of the Equity Transfer Agreement after the Tranche C Completion. Redgate () shall have the right to remove the director appointed by the Allottees and appoint all the directors of Winclick after the Tranche C Completion.
ARTICLE 5 Company’s Warranties

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Section 5.1 Accuracy of Statements
The Company represents and warrants to the Allottees that each of the following statements is true and accurate as of the date of this Agreement and as of the Tranche A Completion Date, the Tranche B Completion Date and the Tranche C Completion Date as if made on each of those dates:
(a) (Organization, Good Standing and Qualification) The Company is duly organized, validly existing and in good standing under, and by virtue of, the laws of the place of its incorporation or establishment and has all required power and authority to own its properties and assets and to carry on its business as now conducted.
(b) (Power) The Company has full power and authority to enter into this Agreement and perform its obligations hereunder and has obtained all necessary consents and authorizations to enable it to do so.
(c) (Binding Obligation) Assuming the due authorization, execution and delivery hereof by the Allottees and Redgate (), this Agreement constitutes valid and binding obligations upon the Company and is enforceable against it in accordance with its terms, except such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting creditors’ rights and (ii) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
(d) (No Breach) The execution of this Agreement and the occurrence of the Completions do not, and will not, conflict with or result in a breach of any obligation (including any statutory, contractual or fiduciary obligation) by the Company or constitute or result in any default under any provision of its constitution or any material provision of any agreement, deed, writ, order, injunction, judgment, law, rule or regulation to which it is a party or by which it is bound.
(e) (Solvency) The Company is able to pay its debts as and when they fall due.
Section 5.2 Separate Warranties

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Each warranty hereof shall be treated as a separate representation and warranty. The interpretation of any statement made may not be restricted by reference to or inference from any other statement.
ARTICLE 6 Allottees’ Warranties
Section 6.1 Accuracy of Statements
The Allottees severally and jointly represent and warrant to the Company that each of the following statements, as well as each of the representations and warranties of the Allottees under Schedule 2 of the Equity Transfer Agreement, is true and accurate as of the date of this agreement and as of Tranche A Completion Date, Tranche B Completion Date and Tranche C Completion Date as if made on each of those dates:
(a) (Power) Each Allottee has full power and authority to enter into this Agreement and perform his/her obligations hereunder and has obtained all necessary consents and authorizations to enable him/her to do so.
(b) (Binding Obligation) Assuming the due authorization, execution and delivery hereof by the Company and Redgate (), this Agreement constitutes valid and binding obligations upon each Allottee and is enforceable against him/her in accordance with its terms.
(c) (No Breach) The execution of this Agreement and the occurrence of the Completions do not, and will not, conflict with or result in a breach of any obligation (including any statutory, contractual or fiduciary obligation) by each Allottee or constitute or result in any default under any provision of its constitution or any material provision of any agreement, deed, writ, order, injunction, judgment, law, rule or regulation to which he/she is a party or by which he/she is bound.
(d) (No Litigation) There is no action, suit, or other court proceeding pending, threatened or instituted against each Allottee seeking to enjoin it from entering into, or challenge the validity of this Agreement, or assert any liability against such Allottee.
(e) (Compliance with Laws and Agreements) The execution and delivery of, and the performance under, this Agreement and the Equity Transfer Agreement by each Allottee will not conflict with any rule, regulation, judgment or agreement applicable

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to such Allottee, including regulations with respect to offshore investment by PRC individuals or entities. All actions on the Allottees’ part required for valid execution and delivery of this Agreement have been taken prior to the date of this Agreement. It is not necessary for the Allottees or each of them to obtain any consents or approvals from, or file a record with, any third party or government authority in connection with the acceptance of the Issued Shares in accordance with this Agreement. None of the Allottees has breached any terms or conditions herein or under the Equity Transfer Agreement.
Section 6.2 Separate Warranties
Each warranty hereof shall be treated as a separate representation and warranty. The interpretation of any statement made may not be restricted by reference to or inference from any other statement.
Section 6.3 Agreement
Each Allottee agrees, in consideration of the issuance of the Issued Shares, to be bound by all the terms and provisions of the memorandum and articles of association of Listco. Each Allottee also agrees that he/she will enter into any shareholders agreements then in force among the shareholders of Listco (if any) upon his/her becoming a member of Listco.
ARTICLE 7 Confidentiality
Section 7.1 Disclosure of Confidential Information
Each Party acknowledges that all Confidential Information exchanged between the Parties in connection with this Agreement or during the negotiations preceding this Agreement is confidential to them and shall not be disclosed by it to any third party except:
(a) the disclosure of the Confidential Information to the employees, legal advisers, auditors and other consultants to the Parties or its Affiliates for the purposes of performance of this Agreement and on a need-to-know basis provided that such persons receiving Confidential Information shall be bound by this Section 7.1;

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(b) the disclosure with the written consent of the Party who supplied the information (“Disclosing Party”), which consent may be given or withheld at such Disclosing Party’s absolute discretion;
(c) as required by law, government authorities, exchanges and/or regulatory bodies to which it is subject; or
(d) as required to do so in connection with legal proceedings relating to this Agreement.
Section 7.2 Survival of Termination
This Section 7 shall survive the termination of this Agreement.
ARTICLE 8 Announcements
Section 8.1 Public Announcements
Subject to Section 8.2 below, no public announcement, communication or circular concerning the transactions referred to in this Agreement may be made or sent by any Party unless it has first obtained the written consent of the other Parties, provided that such consent shall not be unreasonably withheld or delayed.
Section 8.2 Public Announcements Required by Law
Notwithstanding the foregoing, Section 8.1 does not apply to a public announcement, communication or circular made by any Party as required by law, government authorities, exchanges and/or regulatory bodies to which it is subject, provided that such Party has, if practicable, first consulted and taken into account the reasonable requirements of the other Parties before such announcements.
ARTICLE 9 Costs and Taxes
Section 9.1 Costs and Expenses
The Parties agree to pay their own legal and other costs and expenses in connection with the negotiation, preparation, execution and performance of this Agreement and of other related documentation.

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Section 9.2 Taxes
All sums payable and all Shares issuable by the Company to the Allottees hereunder shall be made without withholding or deduction of any taxes, assessment or other charges (“Taxes”). Each Allottee acknowledges and agrees that he/she is responsible for the settlement of all Taxes in connection with the allotment of the Issued Shares and the payment of all Cash Payments.
ARTICLE 10 Notices
Section 10.1 Form
Unless expressly stated otherwise in this Agreement, all notices, certificates, consents, approvals, waivers and other communications in connection with this Agreement must be in writing, signed by the sender (in case of individual) or an authorised officer of the sender (in case of company) and marked for the attention of the person set forth in Section 10.2(b) or, if the recipient has previously notified otherwise, then marked for in the manner last notified by such recipient.
Section 10.2 Notices
(a)	Any notice or other communication shall be deemed to have been served or delivered if sent to the address, or facsimile number (as the case may be) set out in this paragraph (a), the time of such delivery or service shall be determined as follows:
(i)	if by facsimile, at the time of dispatch to the relevant number; or

(ii)	if by hand, at the time of delivery to the relevant address; or

(iii)	if by post, the second (2nd) Business Day after being put in the post properly addressed to the relevant addressee with pre-paid postage, provided that any notice or communication that is not dispatched on a Business Day shall be deemed to have been dispatched on the immediately subsequent Business Day.

(b)	For the purposes of this Agreement, the following addresses and facsimile numbers shall be used for serving notices on the named Parties (unless the Party

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to be served shall have notified the Party serving the notice in advance and in writing of any change(s) of the same):

ALLOTTEES:

Attention: Cheng Chen Address: Room 803-804, South Tower Huasheng Building, No. 102 Middle Xianlie Road, Yuexiu District, Guangzhou, the PRC Fax: 020-87317600

Redgate ():

Attention: Yue Jin Address: 8/F CITIC Building B, 19 Jianguomenwai Street, Chaoyang District, Beijing, the PRC Fax: 010-85263129

Company:

Attention: Ying Zhu Address: Room 2703, 27th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong Fax: (852) 8106 8655
ARTICLE 11 Termination
Section 11.1 Automatic Termination
This Agreement shall be automatically terminated at the same time when the Equity Transfer Agreement is terminated for any reason.
Section 11.2 Termination due to Breach of Agreement
(a)	Without prejudice to Section 11.1, in case that any Allottee is in material breach of this Agreement, including without limitation, Non-competition Undertaking in Section 2.3 and the representations and warranties in Section 6, the Company shall have the right to require the Allottees to cure such breach by written notice. If the Allottees fail to cure such breach to the satisfaction of the Company within thirty (30) days of the receipt of such notice or any other time agreed by the Parties, the Company shall be entitled to unilaterally terminate this Agreement and the Equity Transfer Agreement without bearing any liability, provided,

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however, that termination pursuant to this Section 11.2 shall not relieve the Allottees of liabilities for such breach or otherwise the failure to exercise the termination right pursuant to this Section 11.2 shall not constitute a waiver of the any other right (including without limitation, the right of indemnity) of the Company.

(b)	Without prejudice to Section 11.1, if the Company fails to make the applicable Cash Payment on the due date according to this Agreement, such delayed Cash Payment shall bear a delayed interest at the rate equal to the then applicable RMB loan interest of People’s Bank (the “Delayed Interest”) from its due date until its settlement in full and such interest shall be payable at the same time when the relevant outstanding Cash Payment is made to the Allottees, provided that in any case such delayed Cash Payment and Delayed Interest shall be made within one (1) month after the due date (the “Grace Period”) or otherwise the Allottees shall have the right to (i) unilaterally terminate this Agreement as well as the Equity Transfer Agreement; or (ii) designate a later date for the payment of such delayed Cash Payment, provided that any unpaid portion of such delayed Cash Payment shall bear an interest of 0.3% per day and be payable to the Allottees upon such later date. For avoidance of doubt, that termination pursuant to this Section 11.2 (b) shall not relieve the Company of liabilities for such breach or otherwise the failure to exercise the termination right pursuant to this Section 11.2 (b) shall not constitute a waiver of the any other right (including without limitation, the right of indemnity) of the Allottees.
Section 11.3 Termination due to Material Adverse Effect
Notwithstanding anything herein to the contrary, in case that there has been any event, occurrence, discovery or development which has had or would, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, then both Parties shall, within thirty (30) days of the occurrence of such Material Adverse Effect, negotiate in good faith to resolve such issue or any controversy arise therefrom. If no agreement is achieved within the above mentioned thirty (30)-day period, such dispute shall be submitted to arbitration in accordance with Section 13.2 of this Agreement provided that this Agreement may be terminated by either Party shall the occurrence of such Material Adverse Effect be confirmed by Hong Kong International Arbitration Centre (the “Centre”).
Section 11.4 Effect of Termination

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Upon termination of this Agreement, this Agreement shall cease to have effect except for the obligation of the Parties hereto contained in this Article 11, Article 7 (Confidentiality), Article 9 (Cost and Taxes), Article 10 (Notices), Section 12.5(Survival of Warranties), Section 12.6 (indemnities), Article13 (Governing Law and Dispute Resolution) hereof. Both Parties shall take all necessary actions to ensure Redgate () to transfer 100% of equity interest in Winclick to the Allottees (if applicable) and the Allottees shall return all the consideration received (if any) (including, without limitation, the Cash Payment and the Issued Shares) under the Equity Transfer Agreement and this Agreement to Redgate () and Company simultaneously. Termination of this Agreement shall be without prejudice to the accrued rights and liabilities of the Parties prior to such termination, unless otherwise agreed in writing by the Parties.
ARTICLE 12 General Provisions
Section 12.1 Discretion in Exercising Rights
A Party may exercise a right or remedy or give or withhold its consent in any way it considers appropriate (including by imposing conditions), unless this Agreement expressly states otherwise.
Section 12.2 Rights Cumulative
Each and all of the various rights, powers and remedies of a Party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.
Section 12.3 Approvals and Consents
A Party may give conditional or unconditional approval or consent or withhold its approval or consent in its absolute discretion unless this Agreement expressly provides otherwise. A Party by giving its approval or consent does not mean such

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Party has made or given any warranty or representation as to any circumstance relating to the subject matter of the consent or approval.
Section 12.4 Amendment and Waiver
Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Parties hereto and their permitted assigns and transferees. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the parties hereto and their respective successors and assigns. No failure or delay by any Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by any Party of any breach by the other Parties of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.
Section 12.5 Survival of Warranties
The warranties, undertakings and indemnities in this Agreement shall survive the Tranche A Completion, Tranche B Completion and Tranche C Completion.
Section 12.6 Indemnities
Any defaulting Party agrees to indemnify and hold harmless the non-breaching Party and its Affiliates, officers, directors, agents and employees (each an “Indemnitee”) from and against all losses, liabilities, costs, damages, and all claims (including the fees, disbursements and other charges of counsel incurred by the Indemnitee in any action between the defaulting Party and the Indemnitee or between the Indemnitee and any third party, in connection with any investigation or evaluation of a claim or otherwise) of whichever kind and nature asserted by any third party or governmental authority against or incurred by the non-breaching Party and resulting from the breach by the defaulting Party of any of its warranties, covenants, undertakings or any other obligation of the defaulting Party under this Agreement. The indemnities in this Agreement are continuing obligations, independent from the other obligations of the Parties under this Agreement and continue in full force and effect after the termination

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of this Agreement. It is not necessary for a Party to incur any expense or make any payment before enforcing a right of indemnity under this Agreement.
Section 12.7 Entire Agreement
This Agreement, together with the Equity Transfer Agreement, constitute the entire agreements and understandings among the Parties about its subject matter and supersedes all previous agreements, understandings and negotiations (whether written or oral) between all or any of them in respect of the same. In the event that the Parties execute both the Chinese version and English version of this Agreement, then the English version shall prevail.
Section 12.8 Construction
No rule of construction applies to the disadvantage of a Party because that Party was responsible for the preparation of, or seeks to rely on, this Agreement or any part of it.
Section 12.9 Severability
If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision or provisions shall be excluded from this Agreement to the extent it or they are so unenforceable and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall remain in full force and effect and be enforceable in accordance with its terms to the fullest extent permitted by law.
ARTICLE 13 Governing Law and Dispute Resolution
Section 13.1 Governing law
This Agreement is governed by the laws of Hong Kong, without regard to principles of conflicts of law thereunder.
Section 13.2 Dispute Resolution
(a)	Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the Parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one Party hereto

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has delivered to each of the other Parties hereto a written request for such consultation. If such consultation can not resolve the dispute or claim within thirty (30) days following the commencement of such consultation (“Consultation Period”), then the Parties or their representatives, as the case may be, shall, within thirty (30) days after the expiry of the Consultation Period to meet in person and attempt to resolve the dispute or claim in good faith. If within thirty (30) days following the commencement of such meeting the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any Party with notice to the others.

(b)	The arbitration shall be conducted in Hong Kong under the auspices of the Centre. There shall be a single arbitrator who shall be agreed upon by the parties or, failing which, who shall be selected by the then President of the Centre.

(c)	The arbitration proceedings shall be conducted in both English and Chinese. The arbitration tribunal shall apply the UNCITRAL Arbitration Rules then in force as administrated by the Centre in effect at the time of the arbitration.
ARTICLE 14 Counterparts
This Agreement may be executed in any number of counterparts, each signed by the Parties to this Agreement. Each of the signed copies so executed shall be an original, but all of which shall together constitute one and the same instrument. This Agreement shall be signed in five (5) originals, each of the Parties holds one (1) original.

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IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the Parties hereto as of the date first written above.
Redgate Media Group

By	/s/ Brack, Peter Bush
	Name:	Brack, Peter Bush
	Title:	Chairman & CEO
SIGNATURE PAGE TO SHARES ISSUANCE AGREEMENT

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IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the Parties hereto as of the date first written above.
Redgate Media AD Co., Ltd. ()

By	/s/ Yue Jin
	Name:	Yue Jin
	Title:	Legal Representative
SIGNATURE PAGE TO SHARES ISSUANCE AGREEMENT

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IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the Parties hereto as of the date first written above.

Cheng Chen
By	/s/ Cheng Chen
SIGNATURE PAGE TO SHARES ISSUANCE AGREEMENT

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IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the Parties hereto as of the date first written above.

Yu Zhang
By	/s/ Yu Zhang
SIGNATURE PAGE TO SHARES ISSUANCE AGREEMENT

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IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the Parties hereto as of the date first written above.

Qingping Wang
By	/s/ Qingping Wang
SIGNATURE PAGE TO SHARES ISSUANCE AGREEMENT

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Appendix I
Profits Target
Winclick 2009 Net Profits Target: RMB 8,500,000
Winclick 2010 Net Profits Target: RMB 8,500,000
Winclick 2011 Net Profits Target: RMB 9,775,000
Winclick 2009 Additional Net Profits Target: RMB 12,000,000
Winclick 2010 Additional Net Profits Target: RMB 16,000,000
Winclick 2011 Additional Net Profits Target: RMB 18,400,000
(The Parties agree that the annual net profits of Winclick earned in the Ordinary Course of Business shall be calculated based on the audit made in accordance with Sections 2.5 and 2.6 of this Agreement and such audit fee shall also be deducted in the calculation of the net profits, provided however, the annual audit fee shall be no more than RMB 500,000 for each of year 2010 and year 2011.)
APPENDIX I